EXHIBIT 21
SUBSIDIARIES OF THE REGISTRANT
          Valeant Pharmaceuticals International is incorporated in the State of Delaware. The following table shows the Company’s subsidiaries as of December 31, 2007, the percentage of their voting securities (including directors’ qualifying shares) then owned, directly or indirectly by the Company, and the jurisdiction under which each subsidiary is incorporated. These subsidiaries are included in the Company’s consolidated financial statements.

		PERCENTAGE
		OF VOTING
	JURISDICTION	SECURITIES OWNED
	OF	BY COMPANY
	INCORPORATION	OR SUBSIDIARY
Valeant Argentina S.A.	Argentina	100
Laboratorios Valeant Argentina S.A.	Argentina	100
Valeant Pharmaceuticals Australasia Pty. Ltd.	Australia	100
Valeant Farmaceutica do Brasil Ltda.	Brazil	100
Valeant Canada Ltd.	Canada	100
Valeant Canada Holdings Ltd.	Canada	100
Valeant Pharma Hungary Commercial LLC	Hungary	100
Valeant Farmaceutica, S.A. de C.V.	Mexico	100
Laboratorios Grossman, S.A.	Mexico	100
Logistica Valeant S.A. de C.V.	Mexico	100
Valeant Biomedicals Dutch Holdings B.V.	Netherlands	100
Valeant Dutch Holdings B.V.	Netherlands	100
ICN Polfa Rzeszow S.A.	Poland	99
Valeant Global Pte. Ltd.	Singapore	100
Valeant Pharmaceuticals Singapore Pte. Ltd.	Singapore	100
Valeant Singapore Pte. Ltd.	Singapore	100
Valeant Pharmaceuticals Switzerland GmbH	Switzerland	100
Valeant Biomedicals, Inc.	Delaware (USA)	100
Valeant Pharmaceuticals North America	Delaware (USA)	100

*	In accordance with the instructions of Item 601 of Regulation S-K, certain subsidiaries are omitted from the foregoing table.